Exhibit (m)(3)

Harding, Loevner Funds, Inc. (the “Fund”)

(Investor Class, Advisor Class, Institutional Class, Institutional I Class and

Institutional II Class Shares)

Shareholder Servicing Plan

WHEREAS, the Fund, a corporation organized under the laws of the State of Maryland, engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, shares of the Fund are divided into separate series (each a “Portfolio” and collectively the “Portfolios”) set forth in Appendix A hereto, as may be amended from time to time;

WHEREAS, the Fund has pursuant to a Multi Class Expense Allocation Plan established five classes of shares, such classes being referred to as the “Investor Class,” the “Advisor Class,” the “Institutional Class,” the “Institutional I Class” and the “Institutional II Class;”

WHEREAS, the Fund desires to adopt a Shareholder Servicing Plan and has adopted a related form of Shareholder Servicing Agreement with respect to the Investor Class, the Advisor Class, the Institutional Class, the Institutional I Class and the Institutional II Class shares (the “Shares”) of the Portfolios for certain service organizations that wish to act as agent of their customers (the “Agent”) (respectively, the “Plan” and the “Agreement”); and

WHEREAS, the Board of Directors as a whole, and the Directors who are not interested persons of the Fund (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any Agreement and any agreements relating thereto (the “Qualified Directors”), having determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and in keeping with the requirements of Section 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan and the Agreement will benefit the Investor Class, Advisor Class, Institutional Class and Institutional II Class Shares of the Portfolios and their shareholders, have accordingly approved this Plan and the Agreement on behalf of the Portfolios by votes cast in person at a meeting called for the purpose of voting on this Plan and the Agreement and any agreements related thereto.

NOW, THEREFORE, the Fund hereby adopts this Plan on the following terms and conditions:

1.        Shareholder Servicing Activities. Subject to the supervision of the Board of Directors, the Fund may engage, directly or indirectly, in financing any activities relating to shareholder account administrative and servicing functions, including without limitation making payments to Agents for one or more of the following activities: (a) answering inquiries regarding account status and history, the manner in which purchases and redemptions of the Shares may be effected, and certain other matters pertaining to the Fund; (b) assisting in designating and changing dividend options, account designations and addresses; (c) providing necessary personnel and facilities to establish and maintain certain shareholder accounts and records, as requested from time to time by the Fund; (d) assisting in processing purchase and redemption transactions; (e) arranging for the wiring of funds; (f) transmitting and receiving funds in connection with orders to purchase or redeem Shares; (g) verifying and guaranteeing signatures in connection with redemption orders, transfers among and changes in designated accounts; (h) providing periodic statements showing account balances and, to the extent practicable, integration of such information with other client transactions otherwise effected with or through the Agent; (i) furnishing (either separately or on an integrated basis with other reports sent by the Agent) monthly and annual statements and confirmations of all purchases and redemptions of Shares in an account; (j) transmitting proxy statements, annual reports, prospectuses and other communications from the Fund; (k) receiving, tabulating and transmitting to the Fund proxies executed with respect to special meetings of shareholders of the Fund; and (l) providing such other related services as the Fund or customers of the Agent may reasonably request.

The Fund is authorized to engage in the activities listed above either directly or through other persons with which the Fund has entered into Agreements pursuant to the Plan.

2.        Maximum Expenditures. The expenditures to be made by the Portfolios pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined from time to time by the Directors, but in no event may such expenditures exceed the following: (i) with respect to Shares of the Portfolios, an annual rate of 0.25% of the average daily value of net assets represented by such Shares, and (ii) with respect to Shares of any Portfolio or class of shares subsequently established by the Fund and made subject to this Plan, the annual rate as agreed upon and specified in an addendum hereto. The expenditures to be made pursuant to this Plan shall commence with respect to Shares of a Portfolio as of the date on which this Plan becomes effective with respect to each such Portfolio.

3.        Payments. Pursuant to this Plan, the Fund shall make periodic payments to the Agent at the annual rate provided for in the Agreement with respect to the Shares of each Portfolio. The servicing expenses of a particular class will be borne solely by that class and no Portfolio will use fees charged to one class within a Portfolio to support the marketing or servicing relating to any other class within that Portfolio or any other Portfolio.

4.        Term and Termination.

(a)        Portfolios. This Plan shall become effective with respect to the Shares of the Portfolios as of the later of (i) the date on which an amendment to the Registration Statement on Form N-1A with respect to the Shares becomes effective under the Securities Act of 1933, as amended, or (ii) the date on which the Portfolio commences offering the Shares to the public and shall continue in effect with respect to the Shares (subject to Section 4(c) hereof) until one year from the date of such effectiveness, unless the continuation of this Plan shall have been approved with respect to the Shares in accordance with the provisions of Section 4(b) hereof.

(b)        Continuation. This Plan shall continue in effect with respect to each Portfolio subsequent to the initial term specified in Section 4(a) for so long as such continuance is specifically approved at least annually by votes of a majority of both (i) the Board of Directors of the Fund and (ii) the Qualified Directors, cast in person at a meeting called for the purpose of voting on this Plan, subject to any shareholder approval requirements existing under applicable law.

(c)        Termination.

(i)        This Plan may be terminated at any time with respect to the Fund or any Portfolio thereof, as the case may be, by vote of a majority of the Qualified Directors, or by vote of a majority of the outstanding voting Shares of that Portfolio. For purposes of this Plan, the term “vote of a majority of the outstanding voting Shares” of any Portfolio shall mean the vote of the lesser of (A) 67 percent or more of the outstanding voting Shares present at such meeting, if the holders of more than 50 percent of the outstanding voting Shares of such class are present and represented by proxy; or (B) 50 percent or more of the Shares. The Plan may remain in effect with respect to a Portfolio or class of shares even if it has been terminated in accordance with this Section 4(d) with respect to one or more other Portfolios or classes of shares of the Fund to which this Plan applies.

(ii)        The Agreements may be terminated at any time, without penalty, with respect the Shares of any Portfolio by vote of a majority of the Qualified Directors or by vote of a majority of the outstanding voting Shares of that Portfolio on sixty days’ written notice to the Agent.

5.        Amendments. This Plan may be amended with respect to a class of the Shares of a Portfolio to which this Plan applies by vote of a majority of the Qualified Directors or the outstanding voting Shares of such class of the Portfolio. The Board shall be provided with such information as is reasonably necessary to permit the Board to evaluate any proposed amendment to this Plan.

6.        Independent Directors. While this Plan is in effect with respect to any Portfolio, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Directors who are not interested persons.

7.        Quarterly Reports. An officer of the Fund shall provide to the Directors of the Fund and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

8.        Recordkeeping. The Fund shall preserve copies of this Plan, the Agreement and any related agreements and all reports made pursuant to Section 7 hereof,

for a period of not less than six years from the date of this Plan and the Agreements or such reports, as the case may be, the first two years in an easily accessible place.

Dated: March 22, 2005; amended June 2, 2009, September 16, 2011 and March 8, 2013.

Appendix A – List of Portfolios and Classes

As of March 8, 2013

Fund	Classes Offered

International Equity Portfolio	Investor Class Institutional Class

Global Equity Portfolio	Advisor Class Institutional Class

Emerging Markets Portfolio	Investor Class Advisor Class

International Small Companies Portfolio	Investor Class Institutional Class

Institutional Emerging Markets Portfolio	Institutional I Class Institutional II Class

Frontier Emerging Markets Portfolio	Investor Class Institutional Class